Exhibit 10.72

AMENDMENT TO THE

CINERGY CORP. EXCESS PROFIT SHARING PLAN

The Cinergy Corp. Excess Profit Sharing Plan (the “Plan”) is hereby amended effective as of December 19, 2007.

(1)	Explanation of Amendment

The Plan is amended to provide that certain amounts that are subject to Section 409A of the Code shall be distributed in a single lump sum as soon as administratively practicable following a participant’s separation from service.

(2)	Amendment

(a)	Article V of the Plan is hereby amended by adding the following new paragraph at the end thereof:

“The Committee may, in its sole discretion, require a mandatory lump sum payment of amounts deferred under the Plan that are subject to Section 409A of the Code and that do not exceed the applicable dollar amount under Section 402(g)(1)(B) of the Code, which payment shall be made as soon as administratively practicable following the Participant’s separation from service (within the meaning of Section 409A of the Code), provided that the payment results in the termination of the entirety of the Participant’s interest under the Plan, including all agreements, methods, programs, or other arrangements with respect to which deferrals of compensation are treated as having been deferred under a single nonqualified deferred compensation plan under Section 409A of the Code. No payments shall be made under this paragraph to an individual who is a “specified employee” within the meaning of Section 409A of the Code prior to the first business day of the seventh month following his or her separation from service (within the meaning of Section 409A of the Code), or if earlier, upon the Participant’s death.”

IN WITNESS WHEREOF, Cinergy Corp. has caused this Amendment to be executed and approved by its duly authorized officer as of December 19, 2007.

By:	\s\ Karen R. Feld
Karen R. Feld
Vice President, Corporate Human Resources